As filed with the Securities and Exchange Commission on
                    September 13, 2000

                                                      Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                           SPECTRASITE HOLDINGS, INC.
             (Exact name of Registrant as Specified in its Charter)

                               Delaware 56-2027322
                (State or other jurisdiction of (I.R.S. Employer
              incorporation or organization) Identification Number)

                    100 Regency Forest Drive David P. Tomick
                      Suite 400 SpectraSite Holdings, Inc.
               Cary, North Carolina 27511 100 Regency Forest Drive
                            (919) 468-0112 Suite 400
   (Address,  including zip code, and telephone  number,  including Cary,  North
     Carolina 27511 area code, of registrant's principal executive offices)
                                 (919) 468-0112
                                 (Name, address,
                                  including zip
                                    code, and
                                    telephone
                                     number
                                 including area
                                    code, of
                                  registrant's
                                    agent for
                                    service)
                          ----------------------------
                                   Copies to:
                                Timothy J. Kelley
                                 Thomas D. Twedt
                          Dow, Lohnes & Albertson, PLLC
                         1200 New Hampshire Avenue, N.W.
                             Washington, D.C. 20036
                                 (202) 776-2000

        Approximate date of commencement of proposed sale to the public:
         From time to time after the effective date of this Registration
                 Statement, as determined by market conditions.

    If the only securities being registered on this form are being offered pursuant to dividend reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                          ----------------------------

                         CALCULATION OF REGISTRATION FEE



        ===================================== ================================= ====================================
                                                          Proposed
                                     Maximum
              Title of Each Class                        Aggregate                           Amount of
        of Securities to be Registered               Offering Price (1)                  Registration Fee
        Common Stock, $.001 par value                   $ 25,000,000                          $6,600
        ===================================== ================================= ====================================
        (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457.

                          ----------------------------
The Registrant hereby amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant  shall file a further amendment which specifically  states that this Registration  Statement shall  thereafter  become  effective  in  accordance  with  Section  8(a) of the
Securities Act of 1933, as amended,  or until the  Registration  Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.







                 SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2000


                                     Shares


                                     [LOGO]




                           SPECTRASITE HOLDINGS, INC.
                                  COMMON STOCK





                  The stockholders of SpectraSite Holdings, Inc. described under the caption "Selling Stockholders" on page 9 of this prospectus are offering and selling up to shares of SpectraSite's common stock under this prospectus.

                  The common stock is listed on the Nasdaq National Market under the ticker symbol "SITE". On September 12, 2000, the closing sale price on the Nasdaq National Market of a single share of the common stock was $21 5/16.

                  You should carefully review "Risk Factors" beginning on page 2 for a discussion of risks you should consider when investing in our common stock.

                  You  should  rely only on the  information  contained  in this
         prospectus.   We  have  not  authorized  anyone  to  provide  you  with
         information  different  from that  contained  in this  prospectus.  The selling  stockholders  are authorized to offer to sell, and seek offers to buy, shares of common stock only in  jurisdictions  where offers and sales are permitted.  The  information  contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.










                     The date of this prospectus is , 2000.








                                TABLE OF CONTENTS


                 SpectraSite................................. 1
                 Risk Factors................................ 2
                 Use of Proceeds............................. 8
                 Price Range of Common Stock................. 8
                 Dividend Policy............................. 8
                 Selling Stockholders........................ 9
                 Plan of Distribution .......................10
                 Legal Matters...............................12
                 Experts.....................................12
                 Where You Can Find More Information.........12
                 Information Incorporated by Reference.......13

                              ---------------------

     SpectraSite  Holdings,  Inc.  is  a  Delaware  corporation.  Our  principal executive  offices are located at 100 Regency  Forest  Drive,  Suite 400,  Cary,
North  Carolina  27511,  and our  telephone  number  at that  address  is  (919)
468-0112.  Our World Wide Web site  address is  http://www.spectrasite.com.  The information in our website is not part of this prospectus.

     In this prospectus, Holdings refers to SpectraSite Holdings, Inc. and SpectraSite, we, us and our refer to SpectraSite Holdings, Inc., its wholly owned subsidiaries and all predecessor entities collectively, unless the context requires otherwise. The term common stock refers to Holdings' common stock, par value $.001 per share.

                              --------------------


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This  prospectus,  including  information  incorporated by reference in this prospectus,  contains  forward-looking  statements within the meaning of Section
27A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act
of 1934, including  statements  concerning possible or assumed future results of operations of SpectraSite and those preceded by, followed by or that include the
words  may,  will,  should,  could,  expects,  plans,   anticipates,   believes,
estimates,  predicts,  potential  or continue or the  negative of such terms and other comparable  terminology.  You should understand that the factors described below, in addition to those discussed  elsewhere in this document,  could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements. These factors include:

o        material adverse changes in economic conditions in the markets we serve;

o        future regulatory actions and conditions in our operating areas;

o        competition from others in the communications tower industry;

o the integration of our operations with those of businesses we have acquired or may acquire in the future and the realization of the expected benefits; and

o        other risks and  uncertainties  as may be detailed from time to time in
         our  public   announcements  and  Securities  and  Exchange  Commission
         filings.


                                      -i-





                                   SPECTRASITE

    We are one of the leading providers of outsourced antenna site and network services to the wireless communications and broadcast industries in North
America and Europe. Our businesses include the ownership and leasing of antenna sites on towers, managing rooftop and in-building telecommunications access on commercial real estate, network planning and deployment, and construction of towers and related wireless facilities. Our customers are leading wireless communications providers and broadcasters, including Nextel, SBC Communications, Sprint PCS, AT&T Wireless, AirTouch Communications, Tritel Communications,
Teligent,  WinStar,  Cox Broadcasting,  Clear Channel  Communications and Paxson
Communications. As of June 30, 2000 and after giving effect to all pending transactions, we will own or manage over 20,000 sites, including 7,841 towers, primarily in the top 100 markets in the United States and with major metropolitan market clusters in Southern California, Chicago and Boston. We also own 50% of SpectraSite-Transco Communications Ltd., a joint venture with Transco, the arm of BG Group plc that runs Britain's gas network. As of June 30, 2000, the joint venture owned 718 towers and 1,500 sites and has the option to purchase 30,000 potential sites in the United Kingdom.

Recent Developments

    On July 12, 2000, we entered into a master site lease agreement with Cell-Loc Inc. for a minimum of 2,000 antenna site lease commencements over a two year period.

    On  July  17,   2000,   we  acquired  11   broadcast   towers  from  Pegasus
Communications  Corporation for 1,373,545  shares of unregistered  common stock.
Under the agreement,  we will build up to five new digital television towers for
Pegasus in the next 12 months.

    On July 28, 2000, we completed an underwritten public offering of 11 million shares of common stock for net proceeds of approximately $220.2 million. On
August 2, 2000, the underwriters purchased an additional 1,650,000 shares of common stock pursuant to the exercise of their overallotment option for net proceeds of approximately $33.2 million.

    On August 15,  2000,  we acquired  subleasehold  interests  in 107  wireless towers from Airtouch  Communications for approximately $38.5 million in cash. We expect to acquire  leasehold and  subleasehold  interests in an  additional  323 towers from Airtouch in the six-month period following this initial closing.

    On August 17, 2000, we acquired GoCom, Inc., which owned 12 broadcast towers and 14 other communications towers for $28.2 million in cash.

    On August 25, 2000, we entered into an agreement to acquire leasehold and subleasehold interests in approximately 3,900 wireless communications towers from affiliates of SBC Communications, Inc. in exchange for $982.7 million in cash and approximately 14.3 million shares of common stock, subject to adjustment, valued at $325.0 million. We will manage, maintain and lease available space on the SBC towers, including the right to co-locate tenants on the towers. SBC is an anchor tenant on all of the towers and will pay us a monthly fee per tower of $1,400. In addition, we have agreed to enter into a 5-year exclusive build-to-suit agreement with SBC under which we will develop and construct all of SBC's towers during the term of the agreement. We expect the SBC tower transaction to close in stages, with an initial closing expected in the fourth quarter of 2000 and a final closing in the first quarter of 2002.

    Trimaran Fund II, L.L.C. and certain of its affiliates have agreed to purchase approximately 3.4 million shares of common stock at a price of $22.00 per share in a private placement exempt from the registration requirements of the Securities Act of 1933. In addition, Trimaran will receive warrants to purchase an additional 1.5 million shares of common stock at a price of $28.00 per share. We will use the proceeds from this investment to partially fund the SBC tower transaction and for general corporate purposes. This transaction is subject to the negotiation of definitive documentation and, although we cannot assure you when or if it will be completed, we anticipate consummating this transaction on or before the initial closing date of the SBC tower transaction.

    In connection with the SBC tower transaction, we received a commitment letter from Canadian Imperial Bank of commerce and CIBC World Markets Corp. to provide up to $1.4 billion under an amended and restated credit facility. We anticipate that we will amend and restate our existing credit facility during the fourth quarter of 2000, after the initial closing of the SBC tower transaction.

    For other recent developments regarding SpectraSite, we refer you to our most recent and future filings under the Securities Exchange Act of 1934.

                                      -1-


                                  RISK FACTORS

    Our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information included and incorporated by reference in this prospectus, including the financial statements and related notes, before deciding to purchase our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations would likely suffer.

We may encounter difficulties in integrating acquisitions with our operations, which could limit our revenue growth and our ability to achieve or sustain profitability.

    Acquiring  additional  tower  assets  and  complementary  businesses  is  an integral  part of our  business  strategy.  We may not be  able to  realize  the
expected   benefits  of  past  or  future   acquisitions  or  identify  suitable
acquisition candidates.  Our ability to complete future acquisitions will depend on a number of  factors,  some of which are beyond our  control,  including  the
attractiveness   of  acquisition   prices  and  the  negotiation  of  acceptable
definitive  acquisition  agreements.  In  addition,  the process of  integrating acquired  operations  into our  existing  operations  may  result in  unforeseen operating  difficulties,  divert  managerial  attention  or require  significant financial resources that could otherwise be used for existing tower construction and network  deployment  contracts.  Future  acquisitions also may require us to incur  additional  indebtedness and contingent  liabilities,  which could have a material  adverse  effect on our  business,  financial  condition and results of operations.

We are not profitable and expect to continue to incur losses.

    We incurred net losses of $98.4 million and $70.9 million for the year ended
December 31, 1999 and the six months ended June 30, 2000, respectively. Our losses are principally due to significant depreciation, amortization and interest expense. We have not achieved profitability and expect to continue to incur losses for the foreseeable future.

We have substantial indebtedness, and servicing our indebtedness could reduce funds available to grow our business.

    We are, and will continue to be, highly leveraged. As of June 30, 2000, we had total consolidated indebtedness of $1.3 billion. Our high level of indebtedness could interfere with our ability to grow. For example, it could:

o increase our vulnerability to general adverse economic and industry conditions;

o        limit our ability to obtain additional financing;

o require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness;

o limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

o place us at a competitive disadvantage relative to less leveraged competitors.

    Our ability to generate sufficient cash flow from operations to pay principal of, and interest on, our indebtedness is uncertain. In particular, we may not meet our anticipated revenue growth and operating expense targets, and as a result, our future debt service obligations could exceed cash available to us. Further, we may not be able to refinance any of our indebtedness on commercially reasonable terms or at all. Our business depends on the demand for wireless communications sites and our ability to secure co-location tenants.

                                      -2-


    Our  business  depends on demand  for  communications  sites  from  wireless service providers,  which, in turn, depends on the demand for wireless services.
A reduction  in demand for  communications  sites or increased  competition  for co-location  tenants  could  have a  material  adverse  effect on our  business, financial condition or results of operations. In particular,  the success of our
business  model  requires  us  to  secure  co-location   tenants,  and  securing
co-location  tenants  depends  upon the demand for  communications  sites from a variety  of  service  providers  in a  particular  market.  The  extent to which wireless service providers lease  communications  sites on our towers depends on the level of demand for wireless services, the financial condition and access to capital of those providers,  the strategy of providers with respect to owning or leasing communications sites,  government licensing of communications  licenses, changes in telecommunications regulations, the characteristics of each company's technology, and geographic terrain.

A significant portion of our revenues and tower construction activity currently depends on Nextel and is expected to come from SBC.

    Nextel  accounts for a  significant  portion of our total  revenues.  Nextel represented  approximately  35%  and 26% of our  revenues  for  the  year  ended
December  31,  1999 and for the six months  ended June 30,  2000,  respectively.
Following the final closing of the SBC tower transaction,  SBC will be paying us approximately  $65.5  million  each  year  as the  anchor  tenant  on the  3,900 subleased towers.  If Nextel or SBC were to suffer financial  difficulties or if
Nextel or SBC were  unwilling  or unable to perform  its  obligations  under its arrangements with us, our business, financial condition or results of operations could be materially and adversely affected.

    Nextel agreed to lease 1,700  additional  sites on our towers as part of its national  service  deployment,  and as of June 30, 2000,  they had leased 809 of
those  sites.   In  connection  with  the  initial  closing  of  the  SBC  tower transaction, we will enter into a 5-year build-to-suit agreement with SBC for an estimated 800 new towers. Under the terms of our agreements with Nextel and SBC, we are required to construct or purchase agreed upon numbers of qualified towers at  specified  times and specified  prices.  Our failure to  construct  or purchase  the towers as agreed could  result  in the  cancellation  of  our right  to  construct  or  purchase additional  towers  under these  agreements.
Such a  cancellation  could have a material  adverse  effect on our  business, financial  condition  or results of operations and on our ability to implement or achieve our business objectives in the future.

    Under our agreements with Nextel and SBC, subject to limited exceptions, we will be required to construct new towers in locations to be determined by Nextel and SBC. These towers may have limited appeal to other providers of wireless communications services, which may limit our opportunities to attract additional tenants, which, in turn, could have a material adverse effect on our business, financial condition or results of operations.

We may be unable to increase our construction activities or to acquire towers as contemplated by our growth strategy.

    Our growth strategy depends on our ability to construct, acquire and operate towers as wireless service providers expand their tower network infrastructure.
Regulatory and other barriers could adversely affect our ability to construct towers in accordance with the requirements of our customers, and, as a result, we may be subject to penalties and forfeiture provisions under our anchor tenant leases. Our ability to construct new towers may be affected by a number of factors beyond our control, including zoning and local permitting requirements, FAA considerations, FCC tower registration procedures, availability of tower components and construction equipment, availability of skilled construction personnel and weather conditions. In addition, because the concern over tower proliferation has grown in recent years, certain communities now restrict new tower construction or delay granting permits required for construction.

    Our expansion plans call for a significant increase in construction activity. We may not be able to overcome the barriers to new construction, and we may not complete the number of towers planned for construction. Our failure to complete the necessary construction could have a material adverse effect on our business, financial condition or results of operations.

                                      -3-


    We  compete  for  tower  acquisition  opportunities  with  wireless  service providers,  broadcasters, site developers and other independent tower owners and operators,  and we expect  competition to increase.  Increased  competition  for
acquisitions  may  result  in  fewer   acquisition   opportunities   and  higher
acquisition prices. We regularly explore acquisition opportunities;  however, we may have trouble identifying towers or tower companies to acquire in the future.

We compete with companies that may have greater financial resources.

    If we are unable to successfully compete, our business will suffer. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been, and will continue to be, the most significant competitive factors affecting the site leasing business. We compete for site leasing tenants with:

o        wireless  service  providers  that own and operate their own towers and lease,  or may in the future  decide to lease,  antenna  space to other providers;
o        other independent tower operators;
o        site  acquisition  companies  which  acquire  antenna space on existing towers for wireless service  providers,  manage new tower  construction and provide site acquisition services; and
o        owners of non-tower antenna sites, including rooftops,  water towers and other alternate structures.

    Wireless service providers that own and operate their own towers generally are substantially larger and have substantially greater financial resources than SpectraSite. For example, AT&T Wireless and Sprint PCS own and operate their own tower networks.

    We compete for acquisition,  new tower construction and network  development
opportunities   primarily  with  other  independent  tower  companies  and  site construction  firms.  Some of  these  competitors  may  have  greater  financial resources than SpectraSite.

Rapid growth could strain or divert our management team and will increase our operating expenses.

    Implementation  of our business strategy may impose  significant  strains on our  management,  operating  systems and financial  resources.  In addition,  we anticipate that operating  expenses will increase  significantly as we build and acquire  additional  tower  assets.  Our failure to manage  growth or unexpected difficulties  encountered  during our  expansion  could have a material  adverse effect on our  business,  financial  condition  or  results of  operations.  The pursuit  and  integration  of  acquisitions,  investments,  joint  ventures  and
strategic  alliances  will  require   substantial   attention  from  our  senior
management, which will limit the amount of time they have available to devote to existing operations.

We anticipate significant capital expenditures and may need additional financing which may not be available.

    Our  current  plans call for  significant  capital  expenditures  during the second half of 2000 for the construction and acquisition of communication sites, primarily towers. We had approximately $300.0 million available under our credit facility as of June 30, 2000 and have a commitment  to increase this facility to
$1.4  billion.  As of June 30,  2000,  we had  $330.2  million  of cash and cash equivalents,  and after giving effect to our public  offering of common stock in
July 2000, we had  approximately  $583.6  million of cash and cash  equivalents.
However,   we may need additional sources of debt or equity  capital  prior  to the  end of  2000.  Additional  financing  may not be available  or may be restricted  by the terms of the  credit  facility  and the indentures governing our outstanding notes.

Competing technologies and other alternatives could reduce the demand for our services.

    Most types of wireless services currently require ground-based network facilities, including communications sites for transmission and reception. The development and growth of communications technologies which do not require ground-based sites or other alternatives could reduce the demand for space on our towers.

    In particular, the emergence of new technologies that do not require terrestrial antenna sites and that can be substituted for those that do, could have a negative impact on our operations. For example, the FCC has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice and data services; one system was operating commercially, but has terminated operations because of bankruptcy, and another has recently initiated service. In addition, the FCC has issued licenses for several low-earth orbiting satellite

                                      -4-

systems that are intended to provide solely data services, and one of those systems is operational. Although these systems are highly capital-intensive and have only begun to be tested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. Reduced demand for ground-based antenna sites could have a material adverse effect on our business, financial condition or results of operations.

    In addition, wireless service providers frequently enter into agreements with competitors allowing them to utilize one another's wireless communications facilities to accommodate customers who are out of range of their home providers' services. These roaming agreements may be viewed by wireless service providers as a superior alternative to leasing space for their own antennas on communications sites we own. The proliferation of these roaming agreements could have a material adverse effect on our business, financial condition or results of operations.

A small number of stockholders control the voting power of Holdings, and these stockholders' interests may be different from yours.

    Affiliates of Welsh,  Carson,  Anderson & Stowe own 32.4 million shares,  or
24.1%,  of our common  stock as of August 4,  2000.  This  ownership  will allow
Welsh, Carson to exert significant influence over the management and policies of SpectraSite. In addition, Welsh, Carson and certain other Holdings stockholders have a right to board representation under a stockholders' agreement. Welsh, Carson and the other parties to the stockholders' agreement may have interests that are different from yours.

Our business depends on our key personnel.

Our future success depends to a significant extent on the continued services of our Chief Executive Officer, Stephen H. Clark, our Chief Operating Officer,
Timothy G. Biltz, our Chief Financial  Officer,  David P. Tomick,  our Executive
Vice  President--Wireless  Tower Group, Richard J. Byrne, and our Executive Vice
President--Construction Operations, Calvin J. Payne. Although each of these officers other than Mr. Biltz has an employment agreement with Holdings, the loss of any of these key employees would likely have a significantly detrimental effect on our business.

Our operations require compliance with and approval from federal and state regulatory authorities.

    We are subject to a variety of regulations,  including those at the federal, state and local levels. Both the FCC and the FAA regulate towers and other sites used for wireless communications  transmitters and receivers.  Failure to comply with  applicable  requirements  may lead to civil  penalties and tort liability.
These  regulations  control  siting,  marking,  and  lighting of towers and may, depending on the  characteristics  of the tower,  require  registration of tower facilities with the FCC. Wireless communications devices operating on towers are separately  regulated  and  independently  licensed  by the FCC  based  upon the particular  frequency  used and the services  being  provided.  Any proposals to construct new communications sites or modify existing  communications sites that could  affect  air  traffic  must be  reviewed  by the FAA to  ensure  that  the proposals  will not  present  a hazard to  aviation.  Tower  owners  may have an obligation  to paint their towers or install  lighting to conform to FCC and FAA standards and to maintain such painting or lighting.  Tower owners also may bear the  responsibility  for  notifying  the  FAA of  any  tower  lighting  failure.
SpectraSite   generally   indemnifies  its  customers  against  any  failure  by
SpectraSite to comply with applicable standards.

    Local   regulations   include  city  or  other  local   ordinances,   zoning
restrictions and restrictive  covenants imposed by community  developers.  These regulations vary greatly,  but typically require tower owners to obtain approval from  local  officials  or  community  standards  organizations  prior  to tower construction.  Local regulations can delay or prevent new tower  construction or site upgrade  projects,  thereby  limiting our ability to respond to  customers'
demands. In addition,  these regulations  increase the costs associated with new tower construction. Existing regulatory policies may adversely affect the timing or cost of new tower  construction,  and additional  regulations  may be adopted that will increase  these delays or result in additional  costs to  SpectraSite.
These factors could have a material  adverse  effect on our business,  financial condition  or results of  operations  and on our ability to implement or achieve our business objectives.

    The FCC has initiated a rulemaking proceeding to consider how to improve telecommunications service providers' access to rooftops, other rights-of-way and conduits in multi-tenant buildings. The FCC is considering whether such access should be mandated and, if so, under what rules, terms, and conditions.
While new telecommunications entrants have supported the proposals, building owners and incumbent local exchange carriers have argued that the proposals are unconstitutional and that the agency lacks the statutory authority to adopt them.

                                      -5-


Federal  legislation  addressing  access  by  telecommunications   providers  to
multi-tenant  buildings  has also been  introduced  and may be considered in the coming year.  Other  legislative  proposals  concerning tower siting and related environmental  issues may also be considered.  We cannot  predict  whether these regulatory  and  legislative  initiatives  will be adopted and, if they are, the effect that they will have on our business.

    As part of the Westower merger, we acquired operations in Canada. As a result, we are subject to regulation in Canada. If we pursue additional international opportunities, we will be subject to regulation in additional foreign jurisdictions. In addition, our customers may become subject to new regulatory policies which may adversely affect the demand for communications sites.

We generally lease the land under our towers and may not be able to maintain these leases.

    Our real property interests relating to towers primarily consist of leasehold interests, private easements and licenses, easements and rights-of-way granted by governmental entities. A loss of these interests, including a loss arising from the bankruptcy of one or more of our significant lessors, would interfere with our ability to conduct our business and generate revenues. Our ability to protect our rights against persons claiming superior rights in towers depends on our ability to:

o recover under title policies, the policy limits of which may be less than the purchase price of a particular tower;
o in the absence of title insurance coverage, recover under title warranties given by tower sellers, which warranties often terminate after the expiration of a specific period, typically one to three years; and
o recover under title covenants from landlords contained in lease agreements.

We are subject to environmental laws that impose liability without regard to fault.

    Our operations are subject to federal, state, provincial, local, and foreign environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under these laws, SpectraSite could be held strictly, as well as jointly and severally, liable for the investigation and remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites and also could be held liable for any personal or property damage related to such contamination. Although we believe that we currently have no material liability under applicable environmental laws, the costs of complying with existing or future environmental laws, investigating and remediating any contaminated real property and resolving any related liability could have a material adverse effect on our business, financial condition or results of operations.

    The FCC requires tower owners who are subject to the agency's antenna structure registration program to comply at the time of registration with federal environmental rules that may restrict the siting of towers. Under these rules, tower owners are required initially to identify whether proposed sites are in environmentally sensitive locations. If so, the tower owners must prepare and file environmental assessments, which must be reviewed by the FCC staff prior to registration and construction of the particular towers.

Our towers may be damaged by natural disasters.

    Our towers are subject to risks associated with natural disasters such as ice and wind storms, tornadoes, hurricanes and earthquakes. We self-insure almost all of our towers against such risks. A tower accident for which we are uninsured or underinsured, or damage to a tower or group of towers, could have a material adverse effect on our business, financial condition or results of operations.

Perceived health risks of radio frequency emissions could impact our business.

    The wireless service providers that utilize our towers are subject to FCC requirements and other guidelines relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. If radio frequency emissions were conclusively proved harmful, our tenants and possibly we could face lawsuits claiming damages from such emissions and demand for wireless services and new towers would be adversely affected. Although we have not been subject to any claims relating to radio frequency emissions, we cannot assure you that these claims will not arise in the future.

                                      -6-



We do not intend to pay dividends in the foreseeable future and, because we are a holding company, we may be unable to pay dividends.

     We have never declared or paid any cash dividends on our common stock.  For the  foreseeable  future,  we intend to  retain  any  earnings  to  finance  the development and expansion of our business,  and we do not anticipate  paying any cash  dividends on our common stock.  In addition,  our credit  facility and the
indentures   governing  our  outstanding  notes  restrict  our  ability  to  pay dividends.  Any future  determination to pay dividends will be at the discretion of our board of directors and will be dependent  upon then existing  conditions,
including  our  financial   condition   and  results  of   operations,   capital
requirements,  contractual  restrictions,  business  prospects and other factors that the board of directors considers relevant. Furthermore, because Holdings is a  holding  company,  it  depends  on the  cash  flow of its  subsidiaries,  and
SpectraSite  Communications'  credit facility imposes  restrictions on Holdings'
subsidiaries' ability to distribute cash to Holdings.

Our stock price has been highly volatile, and you could lose a significant part of your investment as a result.

     Prior to the  Westower  merger in  September  1999,  our  common  stock was privately held with no public trading  market.  On September 1, 1999, our common stock was  approved for trading on the Nasdaq  National  Market under the symbol
"SITE",  and public trading  commenced on September 3, 1999. The market price of our common stock has been and can be expected to be significantly affected by:

o        quarterly variations in our operating results;
o operating results that vary from the expectations of securities analysts and investors; o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
o        changes in market valuations of other communications tower companies;
o announcements of technological innovations or new services by us or our competitors; o announcements of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;
o        additions or departures of key personnel
o        future sales of our common stock; and
o        stock market price and volume fluctuations.

     In addition, the stock market in general has experienced extreme volatility that  often  has been  unrelated  to the  operating  performance  of  particular companies. These broad market and industry fluctuations may adversely affect the
trading  price  of  our  common  stock,   regardless  of  our  actual  operating
performance.


Limitation of Liability and Indemnification Matters


     Holdings' certificate of incorporation  provides that directors of Holdings will not be  personally  liable to Holdings  or its  stockholders  for  monetary damages for breach of fiduciary duty as a director,  except for  liability:  (1)
for  any  breach  of  the  director's   duty  of  loyalty  to  Holdings  or  its
stockholders;  (2) for acts or  omissions  not in good  faith  or which  involve intentional  misconduct or a knowing  violation of law; (3) under a provision of
Delaware law relating to unlawful payment of dividend or unlawful stock purchase or  redemption  of stock;  or (4) for any  transaction  from which the  director derives an improper  personal benefit.  As a result of this provision,  Holdings and its  stockholders  may be unable to obtain monetary  damages from a director for breach of his or her duty of care.


     Our  bylaws  provide  for  the  indemnification  of  directors,   officers,
employees  and agents and any  person  who is or was  serving at the  request of
Holdings as a director,  officer, partner, trustee, employee or agent of another corporation or of a partnership,  joint venture,  trust or other  enterprise and any  person who was or is serving  at the  request of  Holdings  as a trustee or administrator  under an employee  benefit plan to the fullest extent  authorized by, and subject to the conditions set forth in, the Delaware General Corporation
Law against all expenses and liabilities. the indemnification provided under the bylaws  includes the right to be paid by Holdings the expenses in advance of any proceeding  for  which  indemnification  may  be  had in  advance  of its  final disposition.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Holdings pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                      -7-


                                 USE OF PROCEEDS

    All net proceeds from the sale of the shares will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders.


                           PRICE RANGE OF COMMON STOCK

    Prior to the Westower merger, our common stock was privately held with no public trading market. On September 1, 1999, our common stock was approved for trading on the Nasdaq National Market under the symbol "SITE", and public trading commenced on September 3, 1999. The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common stock as reported on the Nasdaq National Market for the period from September 3, 1999 through September 30, 1999, the fourth quarter of 1999, the first and second quarter of 2000 and the third quarter of 2000 through September 12, 2000.



                                                        Common Stock
                                                   High          Low
1999
Third quarter (beginning September 3)            $ 14 7/8     $     11
Fourth quarter....................                 12 1/8            7 3/8
2000
First quarter.....................                 30 3/8           10 3/4
Second quarter....................                 28 1/2           15 1/8
Third quarter (through September 12, 2000)         20 1/16          29 1/2

    The last reported sale price for our common stock on September 12, 2000 is set forth on the cover page of this prospectus. As of September 12, 2000, there were approximately 222 holders of record of our common stock.

                                 DIVIDEND POLICY

    We have never declared or paid any cash  dividends on our common stock.  For the  foreseeable  future,  we intend to  retain  any  earnings  to  finance  the development and expansion of our business,  and we do not anticipate  paying any cash  dividends on our common stock.  In addition,  our credit  facility and the
indentures   governing  our  outstanding  notes  restrict  our  ability  to  pay dividends.  Any future  determination to pay dividends will be at the discretion of our board of directors and will be dependent  upon then existing  conditions,
including  our  financial   condition   and  results  of   operations,   capital
requirements,  contractual  restrictions,  business  prospects and other factors that the board of directors considers relevant. Furthermore, because Holdings is a  holding  company,  it  depends  on the  cash  flow of its  subsidiaries,  and
SpectraSite  Communications'  credit facility imposes  restrictions on Holdings'
subsidiaries' ability to distribute cash to Holdings.

                                      -8-





                              SELLING STOCKHOLDERS

    The shares of common stock covered by this  prospectus are being  registered to permit secondary  trading and so that the selling  stockholders may offer the shares  for  resale  from time to time.  See "Plan of  Distribution."  Except as
described  below,   none  of  the  selling   stockholders  has  had  a  material
relationship with SpectraSite within the past three years other than as a result of the ownership of the common stock and other securities of Holdings.

    The following  table sets forth the names of the selling  stockholders,  the number of  shares of common  stock  owned  beneficially  by each of the  selling stockholders  as of , 2000,  and the number of shares  which may be offered  for
resale  pursuant  to  this   prospectus   regardless  of  whether  such  selling
stockholder has a present intent to sell.

    The information included below is based upon information provided by the selling stockholders as of the date of this prospectus. Because the selling stockholders may offer all, some or none of their shares of common stock, no definite estimate as to the number of shares or the percentage thereof that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

------------------------- ---------------------- ---------------------- ----------------------- ----------------------


                            Shares of Common
                           Stock Beneficially                              Shares of Common     Percentage of Common
                             Owned Prior to        Shares of Common     Stock Owned After the     Stock Owned After
        Name (1)                Offering         Stock Offered Hereby          Offering             the Offering
------------------------- ---------------------- ---------------------- ----------------------- ----------------------
------------------------- ---------------------- ---------------------- ----------------------- ----------------------

------------------------- ---------------------- ---------------------- ----------------------- ----------------------
------------------------- ---------------------- ---------------------- ----------------------- ----------------------

------------------------- ---------------------- ---------------------- ----------------------- ----------------------
------------------------- ---------------------- ---------------------- ----------------------- ----------------------

------------------------- ---------------------- ---------------------- ----------------------- ----------------------

==================================================================================

(1) Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.


                                      -9-




                              PLAN OF DISTRIBUTION

    SpectraSite is registering the shares on behalf of the selling stockholders.
References in this section to selling stockholders also include any permitted pledgees, donees or transferees identified in a supplement to this prospectus as described below. The selling stockholders may offer their shares at various times in one or more of the following transactions:

o        in   transactions,   which  may   involve   crosses  or  block
         transactions, on any national securities exchange or quotation service  on which  the  shares  may be listed or quoted at the time of sale;

o        in the over-the-counter market;

o in private transactions other than in the over-the-counter market or on an exchange;

o        in connection with short sales of shares;

o        by pledge to secure debts and other obligations;

o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

o        in a combination of any of the above transactions.

    In addition, pursuant to the registration rights agreement among SpectraSite and the selling stockholders, the selling stockholders and the other parties thereto are entitled to demand up to three underwritten offerings on the terms and conditions set forth in the registration rights agreement. In the event of an underwritten offering and subject to the terms of the registration rights agreement, Holdings and the selling stockholders will enter into an underwriting agreement and other appropriate agreements with the underwriters participating in the underwritten offering that will set forth the terms on which the participating underwriters will effect sales of the shares.

    The selling stockholders may sell their shares at market prices at the time of sale, at prices related to market prices, at negotiated prices or at fixed prices.

    The selling  stockholders  may use  underwriters or  broker-dealers  to sell their shares. In effecting such sales, underwriters,  brokers or dealers engaged by the  selling  stockholders  may arrange  for other  underwriters,  brokers or dealers to participate.  Underwriters, brokers or dealers may purchase shares as principals  for their own  accounts  and resell  such  shares  pursuant  to this prospectus.  If this happens,  the  underwriters or  broker-dealers  will either receive  discounts or commissions  from the selling  stockholders,  or they will receive commissions from purchasers of shares for whom they acted as agents. The
selling  stockholders,   any  underwriters,   brokers,  dealers  and  any  other
participating  brokers or dealers may be deemed to be "underwriters"  within the meaning of the  Securities Act of 1933 in connection  with these sales,  and any
profits   realized  or   commissions   received   may  be  deemed   underwriting
compensation.

    The selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery, to that broker-dealer or other financial institution, of the shares offered under this prospectus. The shares that broker-dealers or other financial institutions receive in those types of transactions may be resold under this prospectus.

    Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of that Rule.

    When a particular offering of shares is made, if required, we will distribute a prospectus supplement. That supplement will set forth the names of the selling stockholders, the aggregate amount and type of shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents,

                                      -10-


any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

    To comply with the securities law in some jurisdictions, the shares will be offered or sold in particular jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

    To comply with rules and regulations under the Securities Exchange Act of 1934, persons engaged in a distribution of the shares may be limited in their ability to engage in market activities with respect to such shares. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of these things may affect the marketability of the shares.

    All expenses of the registration of the shares will be paid by SpectraSite, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. Subject to some limitations, the selling stockholders will be indemnified by SpectraSite against civil liabilities, including liabilities under the Securities Act of 1933, or will be entitled to contribution in connection therewith. Subject to some limitations, SpectraSite will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933, or will be entitled to contribution in connection therewith.

                                      -11-




                                  LEGAL MATTERS

    Dow, Lohnes & Albertson, PLLC, Washington, D.C., will pass upon the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for the period from inception (April 25, 1997) to December
31, 1997 and the years ended December 31, 1998 and 1999 and the consolidated financial statements of our predecessor, Telesite Services, LLC, for the year ended December 31, 1996 and for the period from January 1, 1997 to May 12, 1997 included in this registration statement, as set forth in their reports incorporated by reference herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    Westower's consolidated financial statements as of September 30, 1998 and for the seven months then ended and Summit's financial statements as of September 30, 1998 and for the nine months then ended have been included in this registration statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Westower's consolidated financial statements as of February 28, 1997 and February 28, 1998 and for the three years ended February 28, 1998 and Cord's financial statements as of June 30, 1997 and 1998 and for the two years ended
June 30, 1998 have been incorporated by reference in this prospectus in reliance on the report of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of MJA Communications Corp. as of December 31, 1996 and December 31, 1997 and for the three years ended December 31, 1997, have been consolidated with those of Westower and incorporated by reference in this prospectus in reliance on the report of Lamn, Krielow, Dytrych & Darling, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The  financial  statements of Summit  Communications  LLC as of December 31,
1997 and for the period from inception, May 24, 1997, to December 31, 1997 have been incorporated by reference in this prospectus in reliance on the report of Shearer, Taylor & Co., P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

    Holdings  is subject to the  informational  requirements  of the  Securities
Exchange Act of 1934 and files reports, proxy statements and other information with the Securities and Exchange Commission. In addition, the indentures governing Holdings' outstanding notes require that we file Exchange Act reports with the Securities and Exchange Commission and provide those reports to the indenture trustee and holders of notes. Our Securities and Exchange Commission filings are available over the Internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the public reference rooms the Securities and Exchange Commission maintains at 450
Fifth Street, N.W., Washington,  D.C.; 13th Floor, Seven World Trade Center, New
York,  New York;  and Suite 1400,  Northwestern  Atrium  Center 500 West Madison
Street, Chicago, Illinois or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the Public Reference Section's charges for mailing copies of the documents Holdings has filed.

                                      -12-




                      INFORMATION INCORPORATED BY REFERENCE

    Holdings has filed the following  documents with the Securities and Exchange
Commission.   Securities  and  Exchange  Commission  rules  permit  Holdings  to incorporate  these filings by reference into this  prospectus.  By incorporating our Securities and Exchange Commission filings by reference they are made a part of this prospectus.

o        Annual Report on Form 10-K for the year ended December 31, 1999;

o        Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

o        Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

o        Form 8-K dated December 30, 1999 and filed January 21, 2000;

o        Form 8-K dated March 6, 2000 and filed March 10, 2000;

o        Form 8-K dated April 12, 2000 and filed April 18, 2000;

o        Form 8-K dated June 6, 2000 and filed June 21, 2000;

o        Form 8-K dated and filed August 18, 2000; and

o        Form 8-K dated August 25, 2000 and filed August 31, 2000.

    A description of Holdings'  common stock,  par value $0.001,  appears in the
section   captioned   "Description  of  Common  Stock"  contained  in  Holdings'
prospectus  filed  pursuant to Rule 424(b)(4) with the SEC on July 26, 2000 with respect  to its Form S-1  Registration  Statement  (File  No.  333-41022).  That
description is  incorporated  by reference into Holdings'  amended  registration statement on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange
Act of 1934 on July 28, 2000. That  description is also  incorporated  herein by reference.

    All  documents  which  Holdings will file with the  Securities  and Exchange
Commission, under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the termination of any offering of securities offered by this prospectus shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Holdings' Securities and Exchange Commission file number for Securities Exchange Act documents is 0-27217. Holdings will provide without charge, to any person, including any beneficial owner, who receives a copy of this prospectus and the accompanying prospectus supplement, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

                                 David P. Tomick
              Executive Vice President and Chief Financial Officer
                           SpectraSite Holdings, Inc.
                            100 Regency Forest Drive
                                    Suite 400
                           Cary, North Carolina 27511
                            Telephone: (919) 468-0112

    Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in:

o        the prospectus;

o        the accompanying prospectus supplement; or

o any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to, this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                      -13-





                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee. All of these fees are being paid by SpectraSite.

    Registration Fee....................   $6,600
    NASD Filing Fee.....................    3,000
    Legal Fees and Expenses.............   20,000
    Accounting Fees and Expenses........   10,000
    Printing and Engraving Fees.........   50,000
    Miscellaneous.......................    5,400
                                          --------
    Total...............................  $95,000
                                          =======

Item 15.  Indemnification of Directors and Officers.

    Section  102(b)(7) of the General  Corporation  Law of the State of Delaware
(the "DGCL") provides that a corporation (in its original certificate of incorporation or amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL
(providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation, as amended, limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

    Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

                                      II-1




Item 16.  Exhibits.

                              Exhibit Description
Number

2.1             Agreement  and Plan of Merger,  dated as of February  10,  1999, among Nextel  Communications,  Inc.,  Tower Parent Corp.,  Tower
                Merger  Vehicle,   Inc.,  Tower  Asset  Sub  Inc.,   SpectraSite
                Holdings, Inc., SpectraSite Communications,  Inc. and SHI Merger
                Sub,  Inc.  (the "Nextel  Merger  Agreement").  Incorporated  by
                reference  to the  corresponding  exhibit  to  the  registration statement on Form S-4 of the Registrant, file no. 333-67043.
2.2             Amendment No. 1 to the Nextel Merger Agreement.  Incorporated by
                reference to the corresponding exhibit to the registration statement on Form S-4 of the Registrant, file no. 333-67043.
2.3             Agreement  and  Plan  of  Merger  among  Westower   Corporation,
                SpectraSite Holdings, Inc. and W. Acquisition Corp., dated as of
                May 15, 1999.  Incorporated  by  reference to the  corresponding exhibit  to  the  registration  statement  on  Form  S-4  of the
                Registrant, file no. 333-67043.
2.4             Merger Agreement and Plan of Reorganization, dated as of
                November 24, 1999, among the Registrant, Apex Merger Sub, Inc.
                and Apex Site Management Holdings, Inc. (the "Apex Merger
                Agreement"). Incorporated by reference to the corresponding exhibit to the Registrant's registration statement on Form S-1, file no. 333-93873.
2.5             Agreement  to Sublease,  dated as of February  16, 2000,  by and between  AirTouch  Communications,  Inc.  and the other  parties named  therein as  Sublessors,  California  Tower,  Inc. and the
                Registrant.  Incorporated by reference to exhibit no. 2.9 to the
                Registrant's Form 10-K for the year ended December 31, 1999.
2.6             Joint  Venture  Shareholders'  Agreement,  dated as of April 13,
                2000,  by and among  SpectraSite  International,  Inc.,  Transco
                Telecommunications  Asset  Development  Company Limited and EVER
                1267  Limited.  Incorporated  by reference to exhibit 2.2 of the
                Registrant's report on Form 8-K filed on April 18, 2000.
2.7             Agreement to Sublease, dated as of August 25, 2000, by and among
                SBC  Wireless,   Inc.  and  certain  of  its   affiliates,   the
                Registrant,  and Southern Towers, Inc. Incorporated by reference to exhibit no. 10.1 to the  Registrant's  Form 8-K dated  August
                25, 2000 and filed August 31, 2000.
3.1             Amended and Restated Certificate of Incorporation of SpectraSite
                Holdings, Inc. (the "Registrant").  Incorporated by reference to exhibit no. 3.9 to the registration statement on Form S-4 of the
                Registrant, file no. 333-67043.
3.2             Certificate of Amendment of the Amended and Restated Certificate
                of Incorporation of the Registrant, dated August 31, 1999.
                Incorporated by reference to exhibit no. 3.1 to the Form 8-K of the Registrant, dated September 2, 1999 and filed September
                17, 1999.
3.3             Amended Bylaws of SpectraSite Holdings, Inc.  Incorporated by
                reference to exhibit no. 3.8 to the registration statement on
                Form S-1 of the Registrant, file no. 333-93873.
4.1             Indenture, dated as of June 26, 1998, between the Registrant and
                United   States   Trust   Company  of  New  York,   as  trustee.
                Incorporated  by reference to the  corresponding  exhibit to the registration statement on Form S-4 of the Registrant, file no.
                333-67043.
4.2             First  Supplemental  Indenture,  dated  as of  March  25,  1999, between the  Registrant  and United  States Trust Company of New
                York, as trustee. Incorporated by reference to the corresponding exhibit  to  the  registration  statement  on  Form  S-4  of the
                Registrant, file no. 333-67043.
4.3             Second Supplemental Indenture, dated as of June 6, 2000, between the  Registrant  and United States Trust Company of New York, as
                trustee.  Incorporated  by  reference  to exhibit no. 4.1 of the
                Registrant's  report on Form 8-K,  dated June 6, 2000, and filed
                June 21, 2000.
4.4             Indenture,  dated as of April 20, 1999,  between the  Registrant and  United  States  Trust  Company  of New  York,  as  trustee.
                Incorporated by reference to exhibit no. 4.3 to the registration statement on Form S-4 of the Registrant, file no. 333-67043.
4.5             Indenture,  dated as of March 15, 2000,  between the  Registrant and United  States Trust  Company of New York,  as trustee.  (10
                3/4% senior notes)  Incorporated by reference to exhibit no. 4.4 of the  registration  statement  on Form S-4 of the  Registrant, file no. 333-35094.
4.6             Indenture,  dated as of March 15, 2000,  between the  Registrant and United  States Trust  Company of New York,  as trustee.  (12
                7/8% senior notes)  Incorporated by reference to exhibit no. 4.5 of the Registrant's registration statement on Form S-4, file no.
                333-35094.
4.7             Second Amended and Restated Registration Rights Agreement, dated as of April 20, 1999. Incorporated by reference to exhibit no.
                10.5 to the registration statement on Form S-4 of the
                Registrant, file no. 333-67043.
4.8             Third Amended and Restated Stockholders' Agreement,  dated as of
                April 20, 1999. Incorporated by reference to exhibit no. 10.6 to the registration  statement on Form S-4 of the Registrant,  file
                no. 333-67043.

                                      II-2


4.9             Joinder Agreement to SpectraSite Restated Registration Rights
                Agreement, dated January 5, 2000. Incorporated by reference to exhibit no. 10.36 to the Registrant's registration statement on
                Form S-1, file no. 333-93873.
*5.1            Opinion of Dow Lohnes & Albertson, PLLC.
*23.1           Consent of Dow, Lohnes & Albertson, PLLC (contained in Exhibit
                5.1).
23.2            Consent of Ernst & Young LLP.
23.3            Consent of PricewaterhouseCoopers LLP.
23.4            Consent of Moss Adams LLP.
23.5            Consent of Lamn, Krielow, Dytrych & Co. (formerly, Lamn,
                Krielow, Dytrych & Darling).
23.6            Consent of Shearer, Taylor & Co., P.A.
24.1            Powers of Attorney (included on the signature page to this registration statement).

*    To be filed by amendment.

Item 17.  Undertakings.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant's certificate of incorporation and its bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (b) To reflect in the  prospectus any facts or events arising after the effective  date  of the  registration  statement  (or the  most  recent
         post-effective  amendment  thereof)  which,   individually  or  in  the
         aggregate,  represent a fundamental change in the information set forth in the registration statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    2. That, for the purpose of determining  any liability  under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. That, for purposes of determining  any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a)
or Section 15(d) of the Securities  Exchange Act of 1934 that is incorporated by
reference  in  this  registration   statement  shall  be  deemed  to  be  a  new
registration  statement  relating to the  securities  offered  therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     II-3


    5. That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1)or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                      II-4




                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, SpectraSite Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on September 13, 2000.

                                                     SPECTRASITE HOLDINGS, INC.

                                                     By: /s/ Stephen H. Clark
                                                        ------------------------
                                                             Stephen H. Clark
                                                     President, Chief Executive
                                                     Officer and Director

    SpectraSite Holdings, Inc., a Delaware corporation, and each person whose signature appears below constitutes and appoints Stephen H. Clark and David P.
Tomick, and either of them, with full power to act without the others, such person's true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including, without limitation, post-effective amendments and any subsequent registration statement filed pursuant to Rule 462(b) or Rule 462(d) under the Securities Act of 1933, as amended), and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the dates indicated.


                   Signature                                           Title                              Date

                                                  President, Chief Executive Officer and Director
              /s/ Stephen H. Clark                (Principal Executive Officer)                      September 13,
                Stephen H. Clark                                                                          2000


                                                  Executive Vice President and Chief Financial
              /s/ David P. Tomick                 Officer (Principal Financial Officer)              September 13,
                David P. Tomick                                                                           2000


                                                  Executive Vice President--Design and
              /s/ Calvin J. Payne                 Construction and Director                          September 13,
                Calvin J. Payne                                                                           2000


                                                  Vice President--Finance and Administration
               /s/ Daniel I. Hunt                 (Principal Accounting Officer)                     September 13,
                 Daniel I. Hunt                                                                           2000


             /s/ Lawrence B. Sorrel               Chairman of the Board of Directors                 September 13,
               Lawrence B. Sorrel                                                                         2000


              /s/ Andrew R. Heyer                 Director                                           September 13,
                Andrew R. Heyer                                                                           2000


             /s/ James R. Matthews                Director                                           September 13,
               James R. Matthews                                                                          2000








            /s/ Thomas E. McInerney               Director                                           September 13,
              Thomas E. McInerney                                                                         2000


             /s/ Steven M. Shindler               Director                                           September 13,
               Steven M. Shindler                                                                         2000


              /s/ Michael J. Price                Director                                           September 13,
                Michael J. Price                                                                          2000


              /s/ Michael R. Stone                Director                                           September 13,
                Michael R. Stone                                                                          2000


             /s/ Rudolph E. Rupert                Director                                           September 13,
               Rudolph E. Rupert                                                                          2000
